                                                                    EXHIBIT 11.1

                   THE FAILURE GROUP, INC. AND SUBSIDIARIES

                      STATEMENT REGARDING COMPUTATION OF
                             NET INCOME PER SHARE

          FOR THE THREE MONTHS ENDED APRIL 4, 1997 AND MARCH 29, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 Quarters Ended(1)
                                                               ------------------------
                                                               April 4,        March 29
                                                                 1997            1996
                                                               -------         -------
 Weighted average shares issued and outstanding-
     Common stock.........................................       6,806           6,633

 Common stock equivalents-options and awards(2)...........         132               -
                                                               -------         -------

 Weighted average number of common shares.................       6,938           6,633
                                                               =======         =======

 Net income...............................................     $ 1,171          $  646
                                                               =======         =======

 Net income per share.....................................     $   .17         $   .10
                                                               =======         =======

------------------

(1) The modified treasury stock method was used as shares obtainable exceeded 20% of the Common Stock outstanding at the end of the period. The assumed reduced interest expense resulting from the application of this method is immaterial.

(2) The dilutive impact of options and awards determined using the fully-diluted calculation is not materially different from the dilutive impact represented in this statement determined using the primary calculation.

                                      -12-